Exhibit 10.7

EXECUTIVE LEADERSHIP GROUP AGREEMENT

United Technologies Corporation

The undersigned Executive acknowledges receipt of the materials summarizing the Corporation’s Executive Leadership Group (“ELG”) Program and the benefits available to the Executive as a member of ELG as well as the Executive’s obligations and commitments to the Corporation as an ELG member. ELG benefits include a restricted share unit retention award that vests at retirement (age 62 minimum), supplemental life insurance and disability benefits, a flexible perquisites allowance and eligibility for the standard ELG severance benefit as set forth in the pre-retirement ELG Standard Separation Agreement as set forth in Attachment B. The ELG Standard Separation Agreement provides for severance benefits in the event of a Mutually Agreeable Termination before age 62 or an involuntary termination or termination for Good Reason following a Change in Control. Severance benefits are not provided in the case of a Termination for Cause. Capitalized terms in this Membership Agreement and the ELG Standard Separation Agreement are defined in Attachment A.

While employed and for a two-year period following termination of employment, ELG members must agree to protect Company information and to refrain from activities that could lead to the recruitment of Company employees. If eligible for the ELG Standard Separation Agreement in the event of a qualifying termination prior to age 62, or upon vesting in the ELG restricted share unit retention award at retirement on or after age 62, an ELG member must make additional commitments to the Company, including a non-compete agreement and a waiver of claims arising from or relating to the termination of the Executive’s employment. Such post employment covenants are set forth in Attachment B.

ELG membership requires commitment to share ownership guidelines. The value of an ELG member’s UTC share ownership must equal or exceed an amount equal to 3 times annual base salary within five years of appointment to the ELG.

In consideration of the ELG benefits, the Executive hereby commits to membership in the ELG in accordance with the terms and conditions set forth in this Agreement and further described in the ELG program materials and hereby acknowledges and accepts postemployment restrictions and protective covenants as described therein. The Company, in turn, agrees to provide ELG benefits to the Executive upon its receipt of this Agreement in accordance with this Agreement and as described in the ELG program summary.

Executive

Date

UNITED TECHNOLOGIES CORPORATION

By

Date

Attachment A

Definitions. The following terms shall have the following meanings for purposes of the Executive Leadership Group Agreement and the ELG Standard Separation Agreement set forth in Attachment B:

a)	“Change in Control” means the acquisition of 30% or more of the Company’s outstanding voting shares by a third person or group (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934) of which such person is a member, or a change in the majority of the Board of Directors such that, within any consecutive two-year period, the members of the new majority are not approved by two-thirds of the members incumbent at the beginning of such two-year period. Members approved after such date by two-thirds of such incumbents as of the beginning of such two-year period shall be deemed to be incumbents as of the beginning of such two-year period for purposes of this computation. A merger or consolidation of the Corporation with another company where the Corporation is not the surviving company, a sale of substantially all of the assets of the Corporation, a dissolution or liquidation of the Corporation or other event or transaction having similar effect also constitutes a “Change in Control” for purposes of this Agreement. Any Change in Control event must constitute either a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A.

b)	“Change in Control Termination” means either the involuntary termination of the Executive’s employment by the Company (other than a Termination for Cause) or the voluntary resignation by the executive for Good Reason within 24 months following a Change in Control. Notwithstanding the foregoing, any executive will not be eligible for the standard ELG severance benefit in the event of Termination for Cause or for executives who become ELG members after December 1, 2005 whose employment terminates after age 62 and who have vested in the ELG retention grant.

c)	“Good Reason” means voluntarily termination of the Executive’s employment within twenty-four (24) months of a Change in Control and the occurrence of any one or more of the following:

(i)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including reporting relationships) as an employee of the Company, or a material reduction or change in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect immediately preceding a Change in Control;

(ii)	The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations immediately preceding the Change in Control;

(iii)	A reduction by the Company in the Executive’s Base Salary in effect on the date preceding the Change in Control;

(iv)	A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the levels in place during the fiscal year immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive’s position; or

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform its obligations under this Agreement.

d)	“Mutually Agreeable Termination” means a decision by the Company, in its sole discretion, to terminate the Executive’s employment with the Company as a result of circumstances described in this paragraph and the Executive’s acknowledgment and agreement that [his/her] employment will end as a result of such circumstances. Circumstances that may result in a Mutually Agreeable Termination include management realignment, change in business conditions or priorities, the sale or elimination of the Executive’s business unit or any other change in business circumstances that materially and adversely affects the Executive’s role within the Company. Neither a unilateral voluntary resignation nor a termination for Cause will be considered a Mutually Agreeable Termination. Executives who became ELG members after December 1, 2005 and who have vested in the ELG retention grant will not be eligible for ELG standard separation benefits following a Mutually Agreeable Termination.

e)	“Qualified Separation from Service” means the Executive’s termination from employment with all UTC Companies, other than by reason of death or Disability that qualifies as a separation from service for purposes of Section 409A. A Qualified Separation from Service will be deemed to occur where the Executive and the Company reasonably anticipate that the bona fide level of services that the Executive will perform (whether as an employee or as an independent contractor) for the Company will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Executive performed during the 36 months period immediately preceding termination (or the entire period the Executive has provided services if the Executive has been providing services to the Company for less than 36 months.) The Executive shall not be considered to have had a Qualified Separation from Service as a result of a transfer from one Company business unit to another Company business unit. A Change in Control Termination shall be treated as a Qualified Separation from Service.

f)

“Termination for Cause” means a decision by the Company to terminate the Executive’s employment because the Executive: (i) is convicted of a crime related to [his/her] employment, including but not limited to fraud, theft, or embezzlement, or any other action which results in or is intended to result in the Executive’s enrichment or benefit at the expense of the Company; (ii) commits an act of fraud upon the Company; (iii) misappropriates funds or property of the Company; (iv) materially violates the Company’s policy concerning conflicts of interest or business ethics; (v) materially violates the Company’s anti-discrimination, sexual harassment or related employment policies; or (vi) engages in one or more acts of gross negligence or dereliction in the performance of [his/her] job responsibilities.

Attachment B

Note: This model agreement contains certain alternative clauses applicable to different facts and circumstances such as age, reason for termination or applicability of Section 409A. The formula for determining the amount of the severance payment payments and benefits remain the same in all cases.

ELG STANDARD SEPARATION AGREEMENT

SEPARATION AGREEMENT, entered into between                      (hereinafter, the “Executive”), and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, with an office and place of business at Hartford, Connecticut (United Technologies Corporation and all its subsidiaries, affiliates and divisions are hereinafter referred to as the “Company”).

WHEREAS, the Executive and Company agree that the Executive’s employment with the Company will terminate; and

WHEREAS, parties wish to set forth their mutual understanding concerning the terms and conditions relative to the termination of the Executive’s employment with the Company; and

WHEREAS, the Executive has committed to membership in the Company’s Executive Leadership Group (the “ELG”), which commitment signifies, among other things, the Executive’s acceptance of the terms and conditions of the ELG Standard Separation Arrangement;

NOW, THEREFORE, it is hereby mutually agreed as follows:

1. a)	The Executive’s employment with the Company will terminate effective (the “Termination Date”).

b)	The parties agree that the termination of the Executive’s employment is [Mutually Agreeable] [a Change in Control Termination] entitling the Executive to ELG Standard Separation Arrangement severance benefits.

2. a)	The ELG severance benefit equals $ [2.5X base salary] (the “Severance Benefit”).

b)	The Company will pay the Severance Benefit in a single lump sum equal to (less applicable tax withholdings) on or about . [For the purpose of complying with Internal Revenue Code Section 409A (“Section 409A”), this payment will be delayed until on or about . The deferred Severance Benefit will be credited with interest in respect of the period from the Termination Date through at a rate equal to the rate credited on the fixed income account in the Company’s Deferred Compensation Plan]. The Executive acknowledges [his/her] understanding that these payments are provided in consideration of [his/her] obligations under this Agreement.

c)	The Executive understands and agrees that no part of the payments described in sub-section (b) above will be treated as compensation for any purpose under any of the retirement, savings or other employee benefit plans in which [he/she] participated.

d)	The Executive [has] [has not] vested in [his/her] ELG life insurance benefit and [will] [will not] be entitled to elect post retirement coverage benefits in accordance with the terms of the program. The Executive and [his/her] eligible dependents will remain eligible to participate in the Company’s healthcare plan for 12 months following the Termination Date (or the date [he/she] commences new employment, if sooner). Thereafter, [he/she] may continue such coverage in accordance with the plan’s “COBRA” continuation provisions at [his/her] expense.

e)

All stock options, stock appreciation rights, dividend equivalent awards, performance share units and other long-term incentive awards that have been held for less than [one year] [three years] as of the Termination Date will be canceled without any payment or other consideration. Vested stock options and stock appreciation rights may be exercised for the period specified in award agreement following the Termination Date, provided however, that no award may be exercised after its expiration date. The treatment of long-term incentive awards is in all cases subject to and governed by the terms and conditions of the applicable long term incentive plan document and the schedule of terms applicable to each award. [Note: Long Term Incentive Plan provisions may provide for accelerated vesting in the event of a termination following a Change in Control or after eligibility for early retirement (i.e. age 55 with at least 10 years of service or qualifying for the “rule of 65”).

f)	The Executive [will/will not] be eligible for an incentive compensation award in 20[ ] in respect of 20 [ ].

g)	The Executive may purchase [his/her] Company leased vehicle on or before the Termination Date in accordance with standard program procedures. The Executive will be responsible for any tax liability that may result from imputed income in connection with such purchase.

h)	Any amounts previously deferred under the ELG Perquisite Program will be distributed to the Executive in accordance with the Executive’s elections and Section 409A.

3. a)	The Executive hereby agrees to release the Company, its subsidiaries, divisions, present or former employees, officers and directors from all claims or demands the Executive may have arising from or relating to [his/her] employment with the Company or the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act which prohibits discrimination on the basis of handicap; the Employee Retirement Income Security Act of 1974, as amended, which prohibits discrimination on the basis of eligibility to receive benefits and any other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes a release by the Executive of any claims or actions for wrongful discharge based on statute, regulation, contract, tort, common or civil law or otherwise.

b)	This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the effective date of this Agreement. The Executive will notify the Company of any claims that may arise after the effective date of this Agreement but before the Termination Date and ratify the release and waiver, effective as of the Termination Date, following resolution of any claims as a pre-condition to receiving the benefits provided for in Section 2 herein.

c)	This Release does not include, however, a release of the Executive’s rights to any vested pension, deferred compensation, health or similar benefits to which [he/she] may be entitled in accordance with the terms of the Company employee benefit plans in which [he/she] participated.

d)	Nothing in this Agreement shall be construed to prohibit the Executive from filing a charge with, or participating in, any investigation or proceeding by the EEOC or comparable governmental agency. The Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by [him/her] or on [his/her] behalf with respect any claims released in Section 3 of this Agreement.

e)	The Executive understands and agrees that the amounts paid pursuant to this Agreement are in full and complete satisfaction of all severance related amounts due [him/her] by the Company and that no other payments of compensation are due [him/her] under the ELG or otherwise. The Executive further understands and agrees that [he/she] shall not be entitled to any additional severance payments or payments in lieu of vacation, holiday or other fringe benefits.

f)	After the Termination Date the Executive will cooperate with the Company with respect to matters that involved [him/her] during the course of [his/her] employment if such cooperation is necessary or appropriate.

g)	The Executive agrees to resign from all committees, boards, associations and other organizations, both internal and external, to which the Executive currently belongs in [his/her] capacity as a Company executive, except as mutually agreed with the Company. Following the Termination Date, the Executive will be free to join boards and affiliate with organizations provided that such affiliation will not violate any of the obligations set forth in Section 4 of this Agreement.

h)	The Executive is encouraged, at [his/her] own expense, to consult with an attorney before signing this Agreement and acknowledges that [he/she] was offered sufficient time to consider it.

i)	The Executive may revoke this Agreement within seven (7) days of the date of the Executive’s signature. Revocation can be made by delivering a written notice of revocation to [ ], Senior Vice President, Human Resources and Organization, United Technologies Corp., One Financial Plaza, Hartford, CT 06101. For this revocation to be effective, [ ] must receive written notice no later than close of business on the seventh (7th) day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not be effective or enforceable and the Executive will not receive the payment and/or benefits described herein and agrees to immediately repay to the Company the value of any benefits provided prior to revocation.

4.	The Executive makes the following representations to and agreements with the Company;

a)	During a period beginning on the date hereof and extending for three years after the Termination Date, the Executive will not make any statements or disclose any items of information which are or may reasonably be considered to be adverse to the interests of the Company. The Executive agrees that [he/she] will not disparage the Company, its executives, directors or products.

b)	On or before the Termination Date, or such other date as the parties shall mutually agree to, the Executive will return to the Company all Company Information (as defined herein), Company related reports, files, memoranda, records, credit cards, cardkey passes, garage key cards, door and file keys, computer access codes, software and other property which he received or prepared or helped to prepare in connection with [his/her] employment. The Executive has not and will not retain any copies, duplicates, reproductions or excerpts thereof. The term “Company Information,” as used in this Agreement, means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.

c)	The Executive acknowledges that in the course of [his/her] employment with the Company [he/she] has acquired Company Information and that such Company Information has been disclosed to [him/her] in confidence and for the Company’s use only. The Executive agrees that, except as [he/she] may otherwise be directed under this Agreement or as required by law, regulation or legal proceeding, [he/she] (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party and (iii) will not make use of Company Information on his own behalf or on behalf of any third party. In the event that the Executive becomes legally compelled to disclose any Company Information, it is agreed that the Executive will provide the Company with prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled. The Executive acknowledges that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret, confidential or proprietary status of Company Information and to the Company. Therefore, in such event the Company shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation or threatened violation. When Company Information becomes generally available to the public other than by the Executive’s acts or omissions, it is no longer subject to the restrictions in this paragraph.

d)	To further ensure the protection of Company Information, the Executive agrees that for a period of three years [Alternative clause: one year in the event of a Change in Control Termination] after [his/her] Termination Date, [he/she] will not accept employment in any form (including entering into consulting relationships or similar arrangements) with a business which: (i) competes directly or indirectly with [any of the Company’s businesses (applies to corporate officers)] [the Executive’s business unit]; or (ii) is a material customer of or a material supplier to [any of the Company’s businesses] [the Executive’s business unit], unless the Executive has obtained the written consent of [ ] or [ his/her ] successor, which consent shall be granted or withheld in his sole discretion. The parties agree that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

e)	For a period of three years following the Termination Date, [Alternative clause: one year following a Change in Control Termination] the Executive will not initiate, cause or allow to be initiated (under those conditions which [he/she] controls) any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities to leave the employ of the Company or its affiliated entities. In this regard, the Executive agrees that [he/she] will not directly or indirectly recruit any Company executive or other employee or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with Company executives and other employees.

f)	The Executive acknowledges that the Intellectual Property Agreement between [him/her] and the Company will continue in full force and effect following the Termination Date.

5.	The Company represents to the Executive that it is fully authorized and empowered to enter into this Agreement, and that it will safeguard this Agreement and its terms from public disclosure with the same degree of care with which the Company protects its proprietary information.

6.	The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.

7.	In addition to any other rights the Company may have, should the Executive breach any of the terms of this Agreement, the Company will have the right to recover all payments and benefits provided hereunder and to cease any and all future payments and benefits. Such action by the Company will not be taken capriciously and will have no effect on the Release and Waiver contained in this Agreement.

8.	Any dispute arising between the Company and the Executive with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within 60 days following impanelment of the arbitrator. Costs of the arbitration shall be borne by the party that does not prevail. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

9.	This Agreement shall be subject to and governed by the laws of the State of Connecticut.

10.	This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

11.	Any notice under this agreement shall be in writing and addressed to the Executive as follows:

and addressed to the Company as follows:

United Technologies Corporation

One Financial Plaza

Hartford, CT 06101

Attention: Senior Vice President,

Human Resources and Organization.

Either party may change its address for notices by giving the other party notice of the change.

12.	The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law. The Executive, or [his/her] estate, shall be responsible for any and all tax liability imposed on amounts paid hereunder.

13.	If and to the extent any payment or benefit provided herein is determined to be deferred compensation within the meaning of Section 409A, such payment or benefit will provided in a manner that complies with Section 409A.

14.	The Executive states that [he/she] has read this Agreement, including the Release and Waiver contained herein, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day and year first above written.

UNITED TECHNOLOGIES CORPORATION

By:
Senior Vice President, Human Resources and Organization

Date

Executive

Date

14